UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2010 PROXY STATEMENT
Notice of Annual Meeting

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122

NOTICE
OF 2010 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Wednesday, May 19, 2010 at 2:00 p.m., E.D.T.

PLACE	Hyatt Regency Pittsburgh International Airport 1111 Airport Boulevard Pittsburgh, PA 15231

RECORD DATE	March 24, 2010

ITEMS OF BUSINESS	1. Elect Three Class II Directors for a three-year term expiring in 2013.
2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.
3. Transact any other business properly brought before the Annual Meeting.

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2010 Annual Meeting of Stockholders. It will be held on May 19, 2010, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement.

We are sending a Notice of Internet Availability of Proxy Materials to you on or about April 7, 2010. Stockholders of record at the close of business on March 24, 2010 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

ROY W. HALEY
Chairman of the Board

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122
(412) 454-2200

PROXY STATEMENT

i

INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2010

The 2010 Proxy Statement and 2009 Annual Report of
WESCO International, Inc.
are available to review at: www.proxydocs.com/wcc.

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to stockholders over the Internet. On or about April 7, 2010, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online or by telephone, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

1.	Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO International, Inc. (“WESCO” or the “Company”) Common Stock at the close of business on March 24, 2010, you may vote at the Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	What matters are scheduled to be presented?

Proposal 1 — The election of three Director nominees with terms expiring at the 2013 Annual Meeting of Stockholders.

Proposal 2 — The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

3.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	the Internet, at the address provided on the Notice;

•	telephone, using the toll-free number listed on the Notice;

•	following the instructions on the Notice to request a paper copy of the proxy card and proxy materials and then marking, signing, dating and returning each proxy card in the postage-paid envelope provided; or

•	attending the Annual Meeting and voting your shares in person.

  The deadline for voting by Internet or telephone is 11:59 p.m., Eastern time, on Tuesday, May 18, 2010.

ii

4.	What if I don’t indicate my voting choices?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2010.

5.	How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person by ballot or by proxy.

6.	What does it mean if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or a broker, bank or other nominee account with respect to your shares held in “street name”. Please carefully follow the instructions on each Notice you receive and vote all of the proxy requests to ensure that all your shares are voted.

7.	May I attend and vote my shares in person at the Annual Meeting?

Shares held beneficially through a broker, bank or other nominee may not be voted in person at the Annual Meeting UNLESS you obtain a “Legal Proxy”. A “Legal Proxy” must be obtained from your broker, bank or other nominee that holds your shares. Without a “Legal Proxy”, you will not be able to attend and vote those shares in person at the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, located at 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

Shares registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, may be voted in person at the Annual Meeting.

Directions to the Annual Meeting at the Pittsburgh Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, are available at www.wesco.com.

8.	Who will count the votes?

Representatives of our transfer agent, BNY Mellon Shareowner Services, and two other appointed inspectors of election will certify their examination of the list of stockholders, number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

9.	May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future WESCO Proxy Statements and Annual Reports via paper copies in the mail.

If you are a “stockholder of record” you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you hold your WESCO stock in “street name” (such as through a broker, bank, or other nominee account), follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Proxy Statements and Annual Reports.

If you enroll to receive paper copies of WESCO’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

iii

PROXY SOLICITATION AND VOTING INFORMATION

Holders of our Common Stock at the close of business on the record date of March 24, 2010, may vote at our Annual Meeting. On the record date, 42,429,966 shares of our Common Stock were outstanding. A list of stockholders entitled to vote will be available at the Annual Meeting and during ordinary business hours for 10 days prior to the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, located at 1111 Airport Boulevard, Pittsburgh, Pennsylvania. Any stockholder of record may examine the list for any legally valid purpose.

The Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purpose of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares in the election of Directors at the Annual Meeting but will have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting, and they are not counted as shares voting with respect to any matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

The election of Directors will be determined by a plurality of the votes cast and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010, will require affirmative votes by a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors. With respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010, abstentions have the effect of a negative vote.

Item 1 —	Proposal to Vote For Election of Directors

The following Directors have been nominated for election to our Board:

•	Class II (with a term expiring at the 2013 Annual Meeting of Stockholders): Sandra Beach Lin, Robert J. Tarr, Jr. and Stephen A. Van Oss

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

From January 2009 through December 2009, our Board consisted of twelve members divided into three equal classes — Class I, Class II, and Class III. With Director Kenneth L. Way’s retirement effective at the 2010 Annual Meeting of Stockholders, the Board will be reduced to eleven members.

The three classes of Directors serve staggered, three-year terms which end in successive years. The current term of the Class II Directors expires this year, and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2013. The terms of the Class I and Class III Directors do not expire until the Annual Meetings of Stockholders to be held in 2012 and 2011, respectively.

Should all nominees be elected as indicated in the proposal above, the following is the complete list of individuals which will comprise our Board of Directors and Board Committees following the Annual Meeting, unless otherwise noted.

		Director				Nominating and
Name	Age	Since	Audit	Compensation(2)	Executive	Governance

Sandra Beach Lin	52	2002		Member	Member	Chair
John J. Engel	48	2008			Member
Roy W. Haley	63	1994			Member
George L. Miles, Jr.	68	2000				Member
John K. Morgan	55	2008	Member	Member
Steven A. Raymund	54	2006	Member		Member
James L. Singleton	54	1998		Chair	Member
Robert J. Tarr, Jr.	66	1998	Chair		Member	Member
Lynn M. Utter	47	2006		Member		Member
Stephen A. Van Oss	55	2008
William J. Vareschi(1)	67	2002	Member		Chair
Kenneth L. Way(3)	70	1998		Member

(1)	Presiding Director

(2)	Mr. Morgan will be appointed as a member of the Compensation Committee in May 2010 upon the retirement of Mr. Way.

(3)	Mr. Way’s retirement will be effective at the 2010 Annual Meeting of Stockholders.

Class II Directors — Present Term Expires in 2010

Sandra Beach Lin has served as Corporate Executive Vice President of Celanese Corporation, a global hybrid chemical company since July 2007. Previously, she also served as President of Ticona, the engineered materials business of Celanese, from July 2007 to January 2010. From 2005 to June 2007, she served as Group Vice President of a $1.4 billion global business unit of Avery Dennison Corporation. From 2002 to 2005, Ms. Beach Lin served as President of Alcoa Closure Systems International, Inc. Previously, she also served as President of Bendix Commercial Vehicle Systems and Vice President and General Manager, Specialty Wax and Additives, both divisions of Honeywell International, Inc. She also serves as a member of the Committee of 200 and the Board of Directors of Junior Achievement USA. Among Ms. Beach Lin’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Beach Lin is a senior executive with extensive experience managing global businesses in various industries.

Robert J. Tarr, Jr. is a professional director and private investor and has been so for more than five years. From 2000 to 2001, he served as the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. Prior to joining HomeRuns.com, he served for more than 20 years in senior executive roles at Harcourt General, Inc., a large, broad-based publishing company, including six years as President, Chief Executive Officer and Chief Operating Officer, and at The Neiman Marcus Group, Inc., a high-end specialty retail store and mail order business, as President, Chief Operating Officer and Chief Executive Officer from 1990 to 1997. In addition, Mr. Tarr previously served as a director of Barneys New York, Inc. Among Mr. Tarr’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Tarr has broad experience serving as the Chief Executive Officer and as a board member for businesses in various industries.

Stephen A. Van Oss has served as our Senior Vice President and Chief Operating Officer since September 2009. Previously, Mr. Van Oss served as our Senior Vice President and Chief Financial and Administrative Officer from 2004 to September 2009. From 2000 to 2004, he served as our Vice President and Chief Financial Officer. From 1997 to 2000, Mr. Van Oss served as our Director, Information Technology and, in 1997, as our Director, Acquisition Management. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. Mr. Van Oss serves as a director of Cooper-Standard Holdings Inc. and as the chairman of its audit committee. He also serves as a trustee of Robert Morris University and chairs its finance committee and is a member of its governance committee. In addition, Mr. Van Oss previously served as director of William Scotsman International, Inc. Among Mr. Van Oss’ experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Van Oss is our current Chief Operating Officer, has served the company as a senior executive in various facets of its operations and has deep distribution industry expertise.

Retiring

Kenneth L. Way served as Chairman of Lear Corporation, a supplier of automotive interior systems and components, from 1988 to 2003 and as its Chief Executive Officer from 1988 to 2000. During his 37 years with Lear Corporation and its predecessor companies, he also served in various engineering, manufacturing, and general management capacities. Mr. Way also serves as a director of Comerica, Inc., CMS Energy Corporation, and Cooper-Standard Holdings Inc. Among Mr. Way’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Way has significant experience as a Chief Executive Officer and broad experience serving as a board member in various industries.

Class III Directors — Present Term Expires in 2011

Roy W. Haley has served as Chairman of the Board since 1998. Previously, he also served as our Chief Executive Officer from 1994 to September 2009. From 1988 to 1993, Mr. Haley served as Chief Operating Officer, President and as a director of American General Corporation, a diversified financial services company. Mr. Haley also serves as a director and chairman of the audit committees of United Stationers, Inc. and Cambrex Corporation, and as a director of the Federal Reserve Bank of Cleveland and previous chairman of its Pittsburgh branch. Among Mr. Haley’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Haley is the current Chairman of the Board, previously served as the Company’s Chairman and Chief Executive Officer for over 15 years and has deep expertise in all aspects of the Company’s business and served industries.

George L. Miles, Jr. has served as President and Chief Executive Officer of WQED Multimedia, a multimedia company, since 1994. Mr. Miles also serves as a director of American International Group, Inc., Chester Engineers, Inc., Equitable Resources, Inc., Harley-Davidson, Inc., HFF, Inc., and University of Pittsburgh. In addition, he previously served as director of Westwood One, Inc. Among Mr. Miles’ experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Miles is a Chief Executive Officer who has extensive expertise as a board member for companies in various industries.

John K. Morgan has served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company since October 2007. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spin off from Acuity Brands, Inc. From August 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to August 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. Among Mr. Morgan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Morgan is a Chief Executive Officer with broad expertise, including extensive experience in and knowledge of the industry in which the Company operates.

James L. Singleton is the founder and Managing Director of Pillar Capital LP, an investment management firm. He has served in such capacity since June 2007. From 1994 to December 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. In addition, Mr. Singleton previously served as a director of ClubCorp, Inc., Danka Business Systems PLC and William Scotsman International, Inc. Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton has extensive experience in the capital markets, a long-standing affiliation with and knowledge of the Company, its business and history, and expertise in compensation, mergers and acquisitions.

Class I Directors — Present Term Expires in 2012

John J. Engel has served as our President and Chief Executive Officer since September 2009. Previously Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to September 2009. From 2003 to 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc. From 1999 to 2002, Mr. Engel served as an Executive Vice President and Senior Vice President of Perkin Elmer, Inc. From 1994 to 1999, Mr. Engel served as a Vice President and General Manager of Allied Signal, Inc. and held various engineering, manufacturing and general management positions at General Electric Company from 1985 to 1994. Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chief Executive Officer, previously served as its Chief Operating Officer and has held senior executive and management positions in various industries.

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in October 2006, he served as its Chief Executive Officer. Since 1991, he has served as Tech Data’s Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Advisors for the Moffitt Cancer Center and the Board of Visitors for Georgetown University’s School of Foreign Service. Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer in a global distribution business and broad experience as a board member in various industries.

Lynn M. Utter has served as President and Chief Operating Officer of Knoll North America, a designer and manufacturer of office furniture products, since March 2008. From 2003 to February 2008, she served as Chief Strategy Officer, and in a number of other senior operating and strategic planning positions for Coors Brewing Company. From 1993 to 2002, Ms. Utter worked at Frito Lay and Strategic Planning Associates, LLC. Ms. Utter serves on a number of boards at The University of Texas, and The Stanford University Business School. Among Ms. Utter’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Utter is a senior executive with experience in multiple industries, including operating experience, and has extensive experience in strategic planning.

William J. Vareschi served as Chief Executive Officer of Central Parking Corporation, a parking services provider, from 2000 until his retirement in 2003. Before joining Central Parking Corporation, he served in several positions for more than 35 years with the General Electric Company. He served in numerous financial management positions, including Chief Financial Officer for GE Plastics Europe, GE Lighting, and GE Aircraft Engines. From 1996 until his retirement in 2000, Mr. Vareschi served as President and Chief Executive Officer of GE Engine Services. Mr. Vareschi also serves on the Board of Directors of WMS Industries, Inc. Among Mr. Vareschi’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Vareschi has served as Chief Executive Officer and board member in various industries and has significant leadership experience in global businesses.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 1, 2010, are set forth below.

Name	Age	Position

Roy W. Haley	63	Chairman of the Board
John J. Engel	48	President and Chief Executive Officer
Stephen A. Van Oss	55	Senior Vice President and Chief Operating Officer
Richard P. Heyse	47	Vice President and Chief Financial Officer
David S. Bemoras	52	Vice President, Operations
Andrew J. Bergdoll	47	Vice President, Operations
Daniel A. Brailer	52	Vice President, Treasurer and Investor Relations
Allan A. Duganier	54	Director of Internal Audit
James R. Griffin	48	Vice President, Operations
Timothy A. Hibbard	53	Corporate Controller
Diane E. Lazzaris	43	Vice President, Legal Affairs
Robert J. Powell	48	Vice President, Human Resources
Robert B. Rosenbaum	52	Vice President, Operations
Ronald P. Van, Jr.	49	Vice President, Operations

David S. Bemoras has served as our Vice President, Operations since August 2008. Previously, Mr. Bemoras served as Vice President of Sales and Marketing for Communications Supply Corporation, which the Company acquired in November 2006. Prior to joining Communications Supply Corporation, Mr. Bemoras served as Vice President of Sales and Marketing for GNWC Wire, Cable and Network Products, a company he co-founded, and Vice President of Sales and Marketing with Lenz Electric Manufacturing Company.

Andrew J. Bergdoll has served as our Vice President, Operations since December 2007. From March 2005 through December 2007, Mr. Bergdoll served as President for Liberty Wire & Cable, Inc., a subsidiary of Communications Supply Corporation, which the Company acquired in November 2006. From 2001 to March 2005, Mr. Bergdoll served as Senior Vice President of US Filter, a subsidiary of Siemens AG, prior to its sale to Siemens in 2004.

Daniel A. Brailer has served as our Vice President, Treasurer and Investor Relations since May 2006. From 1999 to May 2006, he served as our Treasurer and Director of Investor Relations. Prior to joining the Company, Mr. Brailer served in various positions at Mellon Financial Corporation, most recently as Senior Vice President.

Allan A. Duganier has served as our Director of Internal Audit since January 2006. From 2001 to January 2006, Mr. Duganier served as our Corporate Operations Controller and, from 2000 to 2001, as our Industrial/Construction Group Controller.

James R. Griffin has served as our Vice President, Operations since February 2008. From July 2006 to November 2007, he served as President of GROHE Americas, a manufacturer and distributor of faucet and shower products. From 2001 to January 2006, he served as President and General Manager of Specialty Construction Brands, Inc., a manufacturer of home improvement products. From 1997 to 2000, he served as Vice President and General Manager of Willy Wonka Candy Factory, Inc., a subsidiary of Nestlé S.A.

Richard P. Heyse became our Vice President and Chief Financial Officer in June 2009. From April 2005 to May 2009, he served as Vice President and Chief Financial Officer of Innophos Holdings, a North American producer of specialty phosphates. From 2001 to 2005, he served as Division Controller for the chemical and specialty polymers businesses of Eastman Chemical Company. Mr. Heyse also has held various positions in Finance, IT and Engineering with Koch Industries, Eaton Corporation and International Paper.

Timothy A. Hibbard has served as our Corporate Controller since July 2006. From 2002 to July 2006, he served as Corporate Controller at Kennametal Inc. From 2000 to February 2002, Mr. Hibbard served as Director of Finance of Kennametal’s Advanced Materials Solutions Group, and, from 1998 to 2000, he served as Controller of Greenfield Industries, Inc., a subsidiary of Kennametal Inc.

Diane E. Lazzaris became our Vice President, Legal Affairs in February 2010. From February 2008 to February 2010, Ms. Lazzaris served as Senior Vice President — Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to February 2008, she held various corporate counsel positions at Alcoa Inc., most recently as Group Counsel to a group of global businesses.

Robert J. Powell has served as our Vice President, Human Resources since September 2007. From 2001 to September 2007, Mr. Powell served as Vice President, Human Resources Operations and Workforce Planning of Archer Daniels Midland Company. From 2000 to 2001, Mr. Powell served as Vice President, Human Resources-Southeast of AT&T Broadband. From 1999 to 2000, he served as Corporate Vice President, Human Resources of Porex Corporation.

Robert B. Rosenbaum has served as our Vice President, Operations since 1998. From 1982 until 1998, Mr. Rosenbaum served as President of Bruckner Supply Company, Inc., an integrated supply company that we acquired in 1998.

Ronald P. Van, Jr. has served as our Vice President, Operations since October 1998. Previously, Mr. Van served as a Vice President and Controller of EESCO, an electrical distributor we acquired in 1996.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Code of Business Ethics and Conduct, referred to as the Code, which applies to our Board of Directors and all of our employees and covers all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Senior Financial Executive Code of Business Ethics and Conduct, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We will disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Senior Financial Executive Code of Business Ethics and Conduct, Independence Policy, and related documents on our website at www.wesco.com/governance.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE. Also, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be material.

In February 2010 the independence of each Director was reviewed, applying our independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm.

Based on this review, our Board affirmatively determined that the following Directors have no relationships with our Company other than as disclosed in this Proxy Statement and are independent as defined in our categorical standards and consistent with the independence standards of the NYSE: Ms. Beach Lin, Mr. Miles, Mr. Morgan, Mr. Raymund, Mr. Singleton, Mr. Tarr, Ms. Utter, Mr. Vareschi and Mr. Way. Ms. Beach Lin’s relationship described under “Transactions with Related Persons — Related Party Transactions” was determined by our Board to be immaterial because Ms. Beach Lin did not receive any direct material benefits from her company’s ordinary business transactions with us. Mr. Haley is considered an inside Director because of his status as our Executive

Chairman of the Board and his past employment as our Chief Executive Officer. Messrs. Engel and Van Oss are also considered inside Directors because of their employment as President and Chief Executive Officer and Senior Vice President and Chief Operating Officer, respectively.

Director Qualifications

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support their position as a Director on our Board are identified for each Director on pages 3 to 5.

Director Diversity

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment and ability and willingness to commit sufficient time to Board activities. Although the Company does not have a formal written diversity policy, the Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have diverse backgrounds and experiences. The Committee considers candidates diverse in geographic origin, gender, ethnic background and professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment and allow the Board to benefit from the group’s diversity of backgrounds and experiences. The Committee also reviews the characteristics of various Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable, such as CEO experience, financial or marketing expertise, supply chain or industry experience, mergers and acquisitions experience, international experience, technology expertise, and operational or strategy experience, among others. The Committee may also target prospective candidates for Board members based on their attributes compared to current Board members to achieve a good overall Board composition. The Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, Director or other designee serving as a member of our Board.

Executive Sessions and Presiding Director

During 2009, the non-management members of our Board met in executive session at the conclusion of each regularly scheduled Board of Director’s meeting. Mr. Way presided over three of these executive sessions, and Mr. Vareschi presided over two, both as Presiding Director. The Presiding Director has broad authority to call and conduct meetings of the independent Directors. He is also responsible for planning and conducting the annual evaluation of Board performance and effectiveness.

Succession Strategy and Board Leadership Structure

On an annual basis, the Board reviews a comprehensive organizational assessment, including documented performance reviews, development plans, and succession plans for major executive positions. The Board also discusses these matters periodically in executive session. As previously reported, a major management succession event occurred in 2009 with John J. Engel being named as President and Chief Executive Officer, while Roy W. Haley continues to serve during a transition period of two years as Chairman of the Board. As currently structured, having separate roles of Chairman of the Board and Chief Executive Officer benefits the Company by maintaining continuity of leadership of the Board. The Board considers this structure to be appropriate at this time and expects to maintain it during the transition period through the Annual Meeting of the Stockholders in 2011. The Board will assess periodically whether the roles should be separated or combined based on its evaluation of what is in the best interests of the Company and its stockholders. In addition, the Board has a Presiding Director, who as the Board’s lead independent Director presides over executive sessions of the Board and is active in setting meeting agendas.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at www.wesco.com/governance under the caption “Contact Our Board.”

Our Director of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications, (i.e., other than solicitations, invitations, advertisements, or irrelevant material) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Director of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional access to our Board. Eleven of twelve members of our Board were present at our 2009 Annual Meeting of Stockholders, with one member having had a conflicting international travel commitment which was approved by the Board.

Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of what would make the proposed candidate a good addition to our Board;

•	A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•	Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

You should send the information described above to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates.

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. The Audit Committee of the Board discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures. In addition, the Company has an enterprise risk management committee that reviews with the Board significant risks and associated mitigating factors on an annual basis.

Stockholder Proposals for 2010 and 2011 Annual Meeting

No stockholder proposals were submitted for consideration by our Board for the 2010 Annual Meeting.

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2011 Annual Meeting of Stockholders, you must so by our deadline which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 8, 2010. For any other business to be properly brought before the 2011 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s amended and restated By-Laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2010 Annual Meeting, or between January 19, 2011 and February 18, 2011. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2011 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

BOARD AND COMMITTEE MEETINGS

Our Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.com/governance.

The full Board held five meetings in 2009. In accordance with Board service appointments, each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2009. In accordance with Committee service appointments, each Director attended 75% or more of the meetings held by any committee of our Board on which she or he served.

Executive Committee

From January 2009 to August 2009, the Executive Committee consisted of Messrs. Haley, Raymund, Singleton, and Vareschi, with Mr. Singleton serving as Chairman of the Committee. From September 2009 to December 2009, the Executive Committee consisted of Messrs. Engel, Haley, Raymund, Singleton and Tarr, with Mr. Singleton serving as Chairman of the Committee. From January 2010 to the present time, the Executive Committee has consisted of Ms. Beach Lin and Messrs. Engel, Haley, Raymund, Singleton, Tarr and Vareschi, with Mr. Vareschi serving as Chairman of the Committee. At all times, with the exception of Messrs. Engel and Haley, all Committee members have been independent Directors according to the independence standards of the NYSE. The Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. Our Executive Committee met four times during 2009.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are required to be, and were at all times, independent under the independence standards of the NYSE. From January 2009 to August 2009, the Committee consisted of Messes. Beach Lin and Utter and Messrs. Miles and Tarr, with Mr. Miles serving as Chairman of the Committee. From September 2009 to the present time, the Committee has consisted of Messes. Beach Lin and Utter and Messrs. Miles and Tarr, with Ms. Beach Lin serving as Chairman of the Committee. The Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Our Nominating and Governance Committee held three meetings in 2009.

Audit Committee

The members of our Audit Committee are required to be, and were at all times, independent Directors according to the independence standards of the SEC and the NYSE. From January 2009 to the present time, the Committee consisted of Messrs. Tarr, Raymund, Morgan and Vareschi, with Mr. Tarr serving as Chairman of the Committee. Our Board has determined that Mr. Tarr is an Audit Committee Financial Expert, as defined under applicable SEC regulations. Our Audit Committee is responsible, among other things, for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our quarterly and year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K; and (f) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held six meetings in 2009.

Compensation Committee

The members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the NYSE. From January 2009 to December 2009, the Committee consisted of Messes. Beach Lin and Utter and Messrs. Singleton and Way, with Mr. Way serving as Chairman of the Committee. From January 2010 to the present time, the Committee consisted of Messes. Beach Lin and Utter and Messrs. Singleton and Way, with Mr. Singleton serving as Chairman. Upon Mr. Way’s retirement in May 2010, Mr. Morgan will become a member of the Compensation Committee. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held seven meetings in 2009.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 24, 2010, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the named executive officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of March 24, 2010, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

	Shares		Percent
	Beneficially		Owned
Name	Owned(1)		Beneficially

FMR LLC
82 Devonshire Street Boston, MA 02109	5,512,635	(2)	13.0%
Janus Capital Management LLC
151 Detroit Street Denver, CO 80206	3,337,615	(3)	7.9%
Pioneer Global Asset Management S.p.A
Galleria San Carlo 6 Milan, Italy	2,704,458	(4)	6.4%
Snow Capital Management, L.P.
2100 Georgetowne Drive, Suite 400 Sewickley, PA 15143	2,269,732	(5)	5.3%
Roy W. Haley	1,929,512	(6)	4.5%
Stephen A. Van Oss	441,075	(6)	1.0%
John J. Engel	417,500	(6)	1.0%
Sandra Beach Lin	26,717	(6)	*
George L. Miles, Jr.	32,988	(6)	*
John K. Morgan	13,576	(6)	*
Steven A. Raymund	15,771	(6)	*
James L. Singleton	29,433	(6)	*
Robert J. Tarr, Jr.	60,503	(6)	*
Lynn M. Utter	12,709	(6)	*
William J. Vareschi	38,064	(6)	*
Kenneth L. Way	51,010	(6)	*
Richard P. Heyse	22,750	(6)	*
Andrew J. Bergdoll	29,833	(6)	*
All 24 executive officers and Directors as a group	3,377,339	(6)	8.0%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The beneficial ownership of Directors set forth in the foregoing table includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3. The foregoing table does not reflect settlement of any options or stock appreciation rights (SARs) granted to any such Director under that plan to the extent that those options or SARs may not be exercised or settled within 60 days of March 24, 2010.

(2)	This information is based solely upon a Schedule 13G/A filed by FMR LLC, Fidelity Management and Research Company, Edward C. Johnson 3rd, Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company on February 16, 2010. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment

Advisors Act of 1940, is the beneficial owner of 2,700,298 shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, each have the power to dispose of the 2,700,298 shares. Through their ownership of voting common shares of FMR LLC and a related shareholders’ voting agreement, members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, RI 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment advisor registered under the Investment Company Act of 1940, is the beneficial owner of 223,249 shares as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds or investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of PGALLC, each have the power to direct the voting and dispose of the 223,249 shares. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, RI 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 2,400,058 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3rd and FMR LLC, through its control of PGATC, each have the power to direct the voting of 2,150,248 shares and direct the disposition of 2,400,058 shares. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, which is a qualified institution under Rule 13d-1(b)(1)(ii), is the beneficial owner of 189,030 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3rd or trusts for their benefit own shares of FIL voting stock. FMR LLC reports on a voluntary basis as if all of these shares are beneficially owned by FMR LLC and FIL on a joint basis. FIL has sole dispositive power over 189,030 shares and the sole power to direct the voting of 172,090 shares.
(3)	This information is based solely upon a Schedule 13G dated February 16, 2010 filed with the Securities and Exchange Commission jointly by Janus Capital Management LLC (“Janus Capital”); Janus Orion Fund; and INTECH Investment Management LLC (“INTECH”), in which Janus Capital has a direct 91.8% ownership stake (collectively the “Janus Entities”). Janus Orion Fund is an investment company and one of the managed portfolios to which Janis Capital provides investment advice. The Janus Entities were the beneficial owner with sole dispositive power and voting power as to an aggregate of 3,196,615 shares: (i) Janus Capital was the beneficial owner with sole dispositive power and voting power as to an aggregate of 3,196,615 shares and shared voting and dispositive power as to an aggregate of 141,000 shares; (ii) Janus Orion Fund was the beneficial owner with sole dispositive power and with sole voting power as to an aggregate of 2,529,540 shares; and (iii) INTECH was the beneficial owner with shared dispositive power and shared voting power with Janus Capital as to an aggregate of 141,000 shares.
(4)	This information is based solely upon a Schedule 13G dated February 16, 2010 filed with the Securities and Exchange Commission jointly by Pioneer Global Asset Management S.p.A. and Pioneer Investment Management, Inc., whose address is 60 State Street, Boston, MA 02109 (collectively the “Pioneer Entities”). Pioneer Investment Management, Inc. is a direct subsidiary of Pioneer Global Asset Management and the holding company incorporating all Pioneer Global Asset Management S.p.A.’s investment management business. The Pioneer Entities were the beneficial owner with shared dispositive power and voting power as to an aggregate of 5,280,949 shares: (i) Pioneer Global Asset Management was the beneficial owner with shared dispositive power and voting power as to an aggregate of 2,704,458 shares and (ii) Pioneer Investment Management, Inc. was the beneficial owner with shared dispositive and voting power as to an aggregate of 2,576,491 shares.
(5)	This information is based solely upon a Schedule 13G/A filed by Snow Capital Management, L.P. (“Snow Capital”) with the Securities and Exchange Commission on January 11, 2010. Snow Capital has sole voting power over 2,269,732 shares and sole dispositive power over 2,296,017 shares.
(6)	Includes the following shares of Common Stock not currently owned, but subject to options or SARs which were outstanding on March 24, 2010 and may be exercised or settled within 60 days thereafter: Mr. Haley, 746,667; Mr. Van Oss, 357,500; Mr. Engel, 367,500; Ms. Beach Lin, 16,833; Mr. Miles, 16,833; Mr. Morgan, 2,000; Mr. Raymund, 6,833; Mr. Singleton, 6,833; Mr. Tarr, 16,833; Ms. Utter, 6,833; Mr. Vareschi, 21,833; Mr. Way, 16,833; Mr. Heyse, 0; Mr. Bergdoll, 15,533; and all Directors and executive officers as a group, 1,854,762.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2009, there was one late filing on Form 4 reporting one transaction one day late by Roy W. Haley, Chairman of the Board.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Board reviews all relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement.

Related Party Transactions

Celanese Corporation made purchases from us in the amount of approximately $172,700 of goods and services in the ordinary course of business and at prevailing market prices during 2009. Ms. Beach Lin is Corporate Executive Vice President of Celanese Corporation. Our Company made purchases from our supplier, Coleman Cable, in the amount of $6.2 million during 2009 and will make purchases estimated at $3.4 million during the first quarter of 2010. The Group Vice President of the Retail Group for Coleman Cable is the spouse of Mr. Ronald Van, our Vice President of Operations. The business relationship between us and Coleman Cable has existed for more than 30 years. These transactions were approved by our Company’s senior management and were determined by our Board to have no known direct material benefit to the relevant individuals in these transactions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the Company’s compensation philosophy, policies and arrangements for the 2009 year that are applicable to our Named Executive Officers (NEOs): Roy W. Haley, John J. Engel, Stephen A. Van Oss, Richard P. Heyse, and Andrew J. Bergdoll. This discussion and analysis should be read in conjunction with the Summary Compensation Table on page 29, its accompanying footnotes and the additional tables and narrative disclosure that follows the Summary Compensation Table.

Compensation Program Overview and Philosophy

The Company’s compensation program builds upon the core philosophies of attracting and retaining high caliber people, motivating them to achieve the results that create stockholder value, and rewarding them for successful performance in the competitive distribution industry.

Our compensation program for NEOs consists of base salary, an annual cash incentive, a long-term incentive, and health and welfare benefits. We do not provide post-employment retirement benefits, retiree health and welfare coverage, or supplemental executive retirement benefit programs. Our executives have significant amounts of compensation at risk, with a high percentage of annual compensation being directly linked to actual Company performance, Company performance relative to the prior year, and strategic and operational objectives approved by the Board at the beginning of each year. Our Compensation Committee (Committee) believes that this pay for performance compensation philosophy appropriately motivates our executives without encouraging unnecessary and excessive risk taking. The Company’s annual incentive compensation is based on various balanced performance metrics that promote disciplined progress toward longer-term goals. The Company also has significant stock ownership guidelines for executive officers which require them to hold their ownership positions during their service as executives with the Company. See the “Stock Ownership Guidelines for Directors and Executive Officers” section on page 23.

Compensation Setting Process

Our Board has delegated to the Committee, composed entirely of independent, non-employee Directors, the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee annually reviews the performance of the management team relative to financial results and non-financial measures, including the areas of strategic and organizational development. The Committee then reviews, approves, and recommends to the Board (and the Board jointly approves) the compensation levels for our NEOs on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Reviewing external market data;

•	Confirming the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

•	Assessing overall Company performance in relation to our competition and industry circumstances, along with individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Adjusting base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Applying consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors, non-financial performance criteria, and strategic, operational, and organizational development objectives; and

•	Making awards under our long-term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long-term success of the Company.

For purposes of our annual incentive program, the performance measures for our NEOs who are corporate officers with broad-ranging responsibilities across the entire enterprise or for multiple operating and corporate support functions (i.e., Messrs. Engel, Van Oss and Heyse) consist of in the achievement of earnings before interest, taxes, depreciation and amortization (EBITDA), free cash flow and return on invested capital (ROIC) targets, and individual performance objectives.

For purposes of our annual incentive program, the performance measures for our NEOs who are responsible for leading a more narrowly focused subset of organizational functions, operating locations, or market segments (i.e.,

Mr. Bergdoll) consist of the achievement of sales, earnings before interest and taxes (EBIT), and return on invested assets (ROIA) targets, and individual performance objectives for their particular areas of responsibility.

The Committee and the Board retain the right to increase or decrease performance objectives or to make discretionary adjustments to annual incentive awards to reflect acquisitions, changes in responsibility, external changes, or unanticipated business conditions that have a material impact on the fairness of the previously established performance factors.

Use of Compensation Consultants

To assist in the compensation setting process, in 2009, the Committee engaged Hewitt Associates, LLC(1), an internationally recognized compensation consulting firm, to provide information and advice regarding compensation and benefit levels and incentive plan designs. In particular, the Committee retained Hewitt to gather market data, prepare compensation plan reviews, identify general trends and practices in executive compensation programs, perform a study of the compensation of senior management at comparable peer companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other highly compensated executives. In 2009, the Committee met in executive session, with no management present, on four occasions with Hewitt consultants to review reports and analyses and to discuss executive compensation trends and developments. In addition, the Committee sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believed would be appropriate to achieve the Company’s strategic and operational goals. Neither the Company nor the Committee utilized Hewitt for any additional services which exceeded $120,000.

Peer Group Comparison

In 2009, the Committee reviewed analyses of compensation paid by companies in our comparison group through the use of marketplace compensation profiles prepared by Hewitt. At the Committee’s request, Hewitt conducted a comprehensive review of the peer group used in prior years and, upon review, recommended no changes to the previous year’s peer group for 2009 as it continued to accurately reflect the companies with which the Company competes for executive talent. Based upon compensation analyses drawn from its extensive proprietary database of compensation data of public and private companies, Hewitt compared our compensation program to a peer group of comparably sized, industrial distribution companies, other large distributors, wholesalers, retailers and industrial product manufacturers which are potential competitors for executive talent of interest to WESCO.

The current peer group includes the following 45 companies:

COMPANY NAME

Andersen Corporation
Applied Ind. Technologies
AutoZone, Inc.
Avis Budget Group
Belk, Inc.
Big Lots, Inc.
Boise Cascade LLC
Boise, Inc.
BorgWarner
Brinker International, Inc.
Camron International  Corporation
Corn Products Int’l Inc.
Cooper Industries, Inc.
Darden Restaurants, Inc.
Dover Corporation
Ecolab
FMC Technologies
General Parts International, Inc.
Hubbell Incorporated
Hy-Vee, Inc.
Kohler Company
Lennox International Inc.
Molson Coors Brewing Co.
NCR Corporation
Pitney Bowes Inc.
Praxair, Inc.
Rockwell Automation
Ross Stores, Inc.
Ryder System, Inc.
Sauer-Danfoss, Inc.
Schneider National, Inc.
Smurfit-Stone Container Corporation
Sonoco Products Company
Spartan Stores, Inc.
NewPage Corporation
OfficeMax Incorporated
Temple-Inland Inc.
The Bon-Ton Stores, Inc.
The Pantry, Inc.
Thomas & Betts Corp.
Trane Inc.
United Stationers Inc.
Vulcan Materials Company
W.W. Grainger, Inc.
Waste Management, Inc.

(1) In February 2010, Hewitt partially divested the group, which is now Meridian Compensation Partners, LLC.

Information from this database makes it possible to evaluate and assess compensation for numerous executive positions that are not included in proxy statement reporting. To adjust for a variation in size among our Company and the companies in our comparison group, Hewitt uses regression analysis techniques to adjust the compensation data for differences in peer group company revenues. This median level adjusted value is used as the basis to compare our compensation with peer companies.

Management Succession Plan

The Board has a succession planning process in which it considers and reviews succession plans for executive positions annually. The Company implemented a management succession plan, effective September 1, 2009. Under this succession plan, John J. Engel, previously the Company’s Senior Vice President and Chief Operating Officer, became the Company’s President and Chief Executive Officer. Roy W. Haley, previously the Company’s Chairman of the Board and Chief Executive Officer, will remain as Chairman of the Board until the completion of his current term as a member of the Board of Directors in May 2011. In addition, Stephen A. Van Oss, previously the Company’s Senior Vice President of Finance and Administration and Chief Financial Officer, assumed the responsibilities of Senior Vice President and Chief Operating Officer. Also, during June 2009, Mr. Richard P. Heyse joined the Company as Vice President and Chief Financial Officer.

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their accomplishments and position and responsibilities with the Company. Salaries for executives are reviewed annually. The Committee reviews detailed individual salary history for approximately the 25 highest paid executives and compares their base salaries to salaries for comparable positions at companies within our peer group. Hewitt provides market data as a means to assess external compensation practices and trends for companies in our peer group. From time to time (and not necessarily on an annual basis), the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and competitive pay practices of companies in our peer group based on the 50th percentile of base salaries for comparable positions in Hewitt’s peer group analyses.

In 2009, the Committee recommended and the Board approved promotions for Mr. Engel to President and Chief Executive Officer, and Mr. Van Oss to Chief Operating Officer. To recognize the increase in job scope, Mr. Engel’s base salary was adjusted to an annualized rate of $725,000 and Mr. Van Oss’ base salary was adjusted to an annualized rate of $600,000. Mr. Haley’s base salary remained at an annualized rate of $865,000 during 2009. As described on page 24, it will be reduced to an annualized rate of $600,000 from July 1, 2010 through June 30, 2011 to reflect the implementation of the management succession plan. Mr. Heyse’s base salary was set at an annualized rate of $325,000 upon his joining the Company in June 2009. The base salary for Mr. Bergdoll was $250,000 during the year, which was unchanged from the prior year.

Mr. Engel, the President and Chief Executive Officer, makes base salary recommendations to the Committee for all of the NEOs, excluding himself. In determining adjustments to base salaries, the Committee considers Company performance, prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, comparable salary practices of companies within our peer group, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

Annual Cash Incentive Bonuses

Our practice is to award cash incentive bonuses for achievement of our strategic, financial, operational, and human resources development objectives. Short-term incentives are designed to provide compensation that approximates the 50th percentile of our peer group for achieving planned performance objectives and acknowledges exceptional performance with awards that are above the 50th percentile.

Annually, the Board reviews and approves the Company’s performance criteria and financial and operational targets for the upcoming year. Our cash incentive bonuses for NEOs are based on absolute performance and/or improvements over the prior year for sales, profitability, free cash flow, ROIA or ROIC, and for the successful achievement of leadership expectations and individual performance objectives. They are based on both quantitative performance targets and qualitative or subjective performance goals, and the Board has the ability to make discretionary awards. Under the terms of Mr. Haley’s amended and restated employment agreement, he is not eligible for a cash incentive bonus.

The performance measures we used to determine annual cash incentive bonuses for Messrs. Engel, Van Oss and Heyse, the relative weightings of such measures, and the related payout as a percentage of opportunity are reflected below:

			Payout Percent of
Performance Measure	Weighting	Percent Achievement	Maximum Opportunity(1)

Earning Before		< 85%	0%
Interest Taxes	25%	85% to 100%	Up to 50%
Depreciation and		>100% to 115%	Between 50% and 100%
Amortization
		< 85%	0%
Free Cash Flow	25%	85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%

		< 85%	0%
Return on Invested Capital	25%	85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
		<25%	0%
Individual Performance	25%	25% to 100%	Up to 100%

Total (as a percent of Opportunity)	100%		0% to 100%

(1)	Amounts interpolated, as appropriate.

For 2009, the cash incentive bonuses for each NEO were determined as follows:

Mr. Engel received a 2009 cash incentive bonus of $450,000, which was based on a base salary of $535,000 for eight months of the year with a maximum incentive payout percentage opportunity of 100% and a base salary of $725,000 for four months of the year with a maximum incentive payout percentage opportunity of 200%. Thus, in dollars, his maximum bonus opportunity was $840,000 (i.e., $535,000 x 8/12 x 100% plus $725,000 x 4/12 x 200%). The actual achievement of each of the financial components in the chart above was: (1) the Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) payout percentage was 0%, since 2009 EBITDA of $206 million represented an actual achievement level of 75.8%, which was below the 85% threshold; (2) the Free Cash Flow payout percentage was 100%, since 2009 actual Free Cash Flow of $278.7 million represented an achievement level of 123%; and (3) the Return on Invested Capital (“ROIC”) payout percentage was 12.5%, since the actual level of 8.1% represented an 88% achievement level. For the fourth component of individual achievement, which represents the Committee’s overall review and qualitative assessment of performance and accomplishments during the year, the Committee awarded 100% in recognition of Mr. Engel’s efforts in managing an effective succession plan transition, continuing to develop and refine the Company’s strategy, managing the Company’s cost structure consistent with sales activity and declining end market conditions, accelerating execution of the Company’s sales and marketing initiatives, and enhancing operational effectiveness and talent management. Thus, Mr. Engel’s total cash incentive bonus of $450,000 for 2009 was calculated by multiplying $840,000 by [(25% weighting x 0% for EBITDA) + (25% weighting x 100% for Free Cash Flow) + (25% weighting x 12.5% for ROIC) + (25% weighting x 100% for individual performance)], or approximately $446,250, which was rounded to $450,000.

Mr. Van Oss received a 2009 cash incentive bonus of $325,000, which was based on a base salary of $535,000 for eight months of the year with a maximum incentive payout percentage opportunity of 100% and a base salary of $600,000 for four months of the year with a maximum incentive payout percentage opportunity of 160%. Thus, in dollars, his maximum bonus opportunity was $676,667 (i.e., $535,000 x 8/12 x 100% plus $600,000 x 4/12 x 160%). Mr. Van Oss’ total cash incentive bonus of $325,000 was calculated by multiplying $676,667 by [(25% weighting x 0% for EBITDA) + (25% weighting x 100% for Free Cash Flow) + (25% weighting x 12.5% for ROIC) + (25% weighting x approximately 80% for individual performance)], or approximately $325,000 in total. The portion for individual performance, which represents the Committee’s overall review and qualitative assessment of performance and accomplishments during the year, was based on the Committee’s recognition of Mr. Van Oss’ efforts in completing an operations transition and assimilation plan, managing the Company’s cost structure consistent with sales activity and declining end market conditions, strengthening the capital structure by reducing debt levels and improving liquidity, continuing to develop and refine the Company’s acquisition pipeline, enhancing operational effectiveness, and improving the control environment.

Mr. Heyse received a 2009 cash incentive bonus of $100,000. He was employed by the Company for approximately 6.5 months of the year at a base salary of $325,000 with a maximum incentive payout percentage opportunity of 100%. Thus, in dollars, Mr. Heyse’s maximum bonus opportunity was $176,042 (i.e., $325,000 x 6.5/12 x 100%). His total cash incentive bonus of $100,000 was calculated by multiplying $176,042 by [(25% weighting x 0% for EBITDA) + (25% weighting x 100% for Free Cash Flow) + (25% weighting x 12.5% for ROIC) + (25% weighting x 100% for individual performance)], or approximately $93,522 in total, which was rounded to $100,000. The portion for individual performance, which represents the Committee’s overall review and qualitative assessment of performance and accomplishments during the year, was based on the Committee’s recognition of Mr. Heyse’s efforts in managing credit exposure, tax planning, enterprise risk management, completing the Chief Financial Officer orientation and assimilation plan, improving the control environment, strengthening the capital structure by reducing debt levels and improving liquidity, and completing the implementation of certain financial information technology systems.

The performance measures used to determine the annual cash incentive bonus for Mr. Bergdoll are linked to the performance results of the operating locations and market segments for which he is responsible. These measures, their relative weightings, and the related payout as a percentage of opportunity are reflected below:

			Payout Percent of
Performance Measure	Weighting	Achievement	Maximum Opportunity(1)

		<5%	0%
Earnings Before	40%	5% to 10%	Up to 100%
Interest and Taxes		10% or more	100%

		<20%	0%
Return on Invested Assets	20%	20% or more	Up to 100%
		< Threshold %	0%
Sales	20%	Threshold % or more	Up to 100%

Individual Performance	20%	<25%	0%
		25% to 100%	Up to 100%
Total (as a percent of Opportunity)	100%		0% to 100%

(1)	Amounts interpolated, as appropriate.

Mr. Bergdoll received a 2009 cash incentive bonus of $110,000. His base salary during the year was $250,000 with a maximum payout percentage opportunity of 100%, or $250,000. The actual achievement of each of the financial components in the chart above was: (1) Earnings Before Interest and Taxes was within the 5% to 10% range, which yielded a payout percentage of 50%; (2) Return on Invested Assets was in excess of 20% and yielded a payout percentage of 50%; and (3) the Sales payout percentage was 0%, since sales declined during the year to less than the threshold percentage, which was 93% of the prior year’s sales. His total cash incentive bonus was calculated by multiplying $250,000 by [(40% weighting x 50% for Earnings Before Interest and Taxes) + (20% weighting x 50% for Return on Invested Assets) + (20% weighting x 0% for Sales) + (20% weighting x 70% for individual performance)]. The portion for individual performance, which represents an overall review and qualitative assessment of performance and accomplishments during the year, was based on the recognition of Mr. Bergdoll’s efforts in improving results in a declining sales environment, managing customer and supplier relationships, reorganizing the business to gain efficiencies and developing new business models to position the business for growth. The various target performance levels for the operating locations and market segments for which Mr. Bergdoll is responsible, including those relating to Earnings Before Interest and Taxes, sales performance, Return on Invested Assets and individual performance, are set so that the relative difficulty of achieving the target level is consistent from year to year. The objective is to achieve target, on average over a period of years, but to make it very difficult to achieve the maximum payout in any given year. In each of 2008 and 2009, Mr. Bergdoll received 44% of his maximum incentive payout opportunity.

Long-term Incentives

The Company has four long-term incentive award plans: the WESCO International, Inc. 1999 Long-Term Incentive Plan (referred to as LTIP), the WESCO International, Inc. 1998 Stock Option Plan, the CDW Holding Corporation Stock Option Plan for Branch Employees, and the CDW Holding Corporation Stock Option Plan. The LTIP was designed to be the successor plan to all prior plans. Outstanding options under prior plans continue to be governed by their existing terms, which are substantially similar to the LTIP.

The Board has delegated to the Committee responsibility for determining eligibility, granting equity and other long-term awards, and administering the LTIP. The Committee may grant stock options, SARs, restricted stock, restricted stock units, performance awards, and other incentive awards under the LTIP. Our officers and employees, including all of the NEOs, are eligible to receive LTIP awards.

The Company annually provides long-term incentives to NEOs and other key managers in order to encourage retention and reward sustained improvement. The Company’s long-term incentives have historically been stock-based. Stock-based compensation is considered in establishing the overall compensation level, but is not used formulaically to adjust other forms or amounts of compensation.

Equity awards in 2009 consisted of stock appreciation rights (SARs) and restricted stock units (RSUs). SARs act as a retention vehicle and encourage management to achieve long-term value creation goals as they only have value to the recipient if the stock price appreciates, benefiting all stockholders. SARs entitle the participant to receive, upon exercise, a value equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SARs, times (ii) the number of shares of Common Stock with respect to which the SARs are exercised. Upon exercise of a SAR, payment is made in shares of Common Stock. The 2009 SARs vest ratably over three years. RSUs also encourage management to achieve long-term value creation goals and serve as a retention vehicle. RSUs cliff vest after three years.

Grants of SARs and RSUs to the NEOs are allocated from a total number of SARs authorized and issued by the Committee each year. For 2009, the Committee authorized a total issuance of 801,531 SARs. The authorized awards were approximately equal to 2% of the outstanding stock of the Company. With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations to the Committee based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of peer data from Hewitt. The Committee considers the Chief Executive Officer’s recommendations and Hewitt’s analysis in making its grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant, which it then recommends to the Board for approval.

Our philosophy is to grant SARs or RSUs having an economic value (based on the Company’s standard stock award assumptions for accounting purposes) which approximates the 50th percentile of grants by companies in our peer group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy. The Committee has discretion and authority to increase or decrease actual awards given in any year to reflect specific circumstances and performance. It has been the recent practice of the Compensation Committee to issue equity awards annually, on or about July 1st of each year. Awards are generally determined several weeks prior to the grant date, which we set to occur on a date that does not conflict with any material events that are likely to positively or negatively affect the stock price. Our Insider Trading Policy prohibits Directors and Officers from engaging in hedging transactions that involve Company securities.

In 2009, we granted SARs awards to approximately 127 employees. The SARs and RSUs grants to our NEOs in 2009 were as follows:

					SARs	RSU Cliff-
	SAR	RSU		Grant	Expiration	Vesting
NEO	Awards	Awards	Grant Date	Price(1)	Date	Date

Haley	0	157,667	7/1/09	$25.37	N/A	2012
Engel	150,673	16,555	7/1/09	$25.37	7/1/2019	2012
Van Oss	107,623	11,825	7/1/09	$25.37	7/1/2019	2012
Heyse(2)	0	0	7/1/09	$25.37	N/A	2012
Bergdoll	17,940	1,975	7/1/09	$25.37	7/1/2019	2012

(1)	Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the July 1, 2009 grant date in accordance with Compensation Committee action on June 19, 2010.

(2)	Mr. Heyse joined the Company on June 15, 2009 and thus did not receive a grant on July 1, 2009. For SAR grants to Mr. Heyse pursuant to the grant provisions described on page 24, see the tables on pages 33 and 34.

Retirement Savings

Our Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the NEOs. In 2009, the Company provided two types of 401(k) plan contributions with respect to eligible employees. The Company matched employee contributions at a rate of $0.50 per $1.00 up to 6% of eligible compensation. On August 1, 2009 the match was temporarily suspended, but was reinstated on January 1, 2010 for all employees except for a small group of senior executives. Additionally, a discretionary Company contribution was made by the Compensation Committee in 2009 relating to the plan year ending in December 2008. The Company has made discretionary contributions in seven of the past twelve years. When discretionary payments are made to the 401(k) plan, the contribution amount is based on age and years of service and varies from 1-7% of an employee’s annual base salary. For the plan year ending in December 2008, the NEOs received discretionary payments in the 401(k) plan, which was paid on May 1, 2009, subject to a $2,100 cap. There will be no discretionary payment for the plan year ending in December 2009.

We also maintain an unfunded deferred compensation plan for a group of qualifying management or highly compensated employees, including the NEOs, under certain provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Participants may defer a portion of their salary and are eligible for a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the Retirement Savings Plan. On August 1, 2009 the match was temporarily suspended, but was reinstated on January 1, 2010 for all employees except for a small group of senior executives. Earnings are credited to employees’ accounts based on their selection from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until six months after the key employee’s separation from employment. See the “Non-Qualified Deferred Compensation” table on page 31 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan.

Our Company does not have a defined benefit or supplementary retirement plan nor does it provide for post-retirement health benefits.

Health and Welfare Benefits

We provide health benefits to all full-time permanent employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEO’s share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to validate that benefit levels approximate the median value provided to employees of peer companies.

Perquisites

During 2009, the Company provided a limited number of perquisites to the NEOs. They primarily consist of a vehicle allowance and club memberships. The Compensation Committee determined that it is in the Company’s best interest to continue providing these perquisites in order to offer a competitive pay package. See the “All Other Compensation” table on page 30 for more information regarding the perquisites given to our NEOs.

Stock Ownership Guidelines for Directors and Executive Officers

Our Board has adopted stock ownership guidelines for all Directors and certain executive officers. Directors are expected to acquire beneficial ownership of an amount of equity in our Company with an initial value of at least two times their annual retainer. Directors are asked to hold these initially acquired ownership positions during their service as Directors. Our Board has asked the Directors to satisfy this guideline within three years from initial election to our Board. Also, our Chief Executive Officer and each Senior Vice President and Vice President are expected to acquire beneficial ownership of an amount of equity in our Company in accordance with Committee approved guidelines. These officers are asked to acquire their initial ownership positions within three years of their appointment and to hold these initial ownership positions during their service as executives of the Company. For the Chief Executive Officer the ownership guideline is four times his annual base salary. The guideline for Senior Vice Presidents and Vice Presidents is two times annual base salary. All of our NEOs have acquired or are acquiring equity in accordance with the guidelines. See “Security Ownership” on page 13 for more information on their ownership positions.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEO’s due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the articulation and promotion of the Company’s vision, goals and values, the development and execution of the Company’s long-term strategy, his accountability for its financial results, the development and motivation of the senior management team, ensuring the recruitment, training and development of adequate human resources to meet the needs of the Company and service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board committees. Mr. Engel’s base salary is approximately 75% of the median for the Company’s peer group, and his target total compensation for 2009, including salary, cash incentive bonus and equity grants, is approximately 67% of the median.

Employment, Severance or Change in Control Arrangements

In connection with the management succession plan, and in recognition of the increase in Mr. Engel’s responsibilities effective September 1, 2009, the Company and Mr. Engel amended Mr. Engel’s employment agreement to provide for, among other things, an annual base salary of $725,000, with a target bonus of 100% of base salary and a bonus opportunity of up to 200% of his base salary. Mr. Engel also received long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee, and such long-term incentives had an approximate grant date value on or about July 1, 2009 of $2.1 million. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive, (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. See “Potential Payments Upon Termination” on page 39 for additional information. The amended employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Similarly, in recognition of the increase in his responsibilities effective September 1, 2009, the Company and Mr. Van Oss amended Mr. Van Oss’ employment agreement to provide for, among other things, an annual base salary of $600,000, with a target bonus of 80% of base salary and a bonus opportunity of up to 160% of his base salary. Mr. Van Oss also received long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee, and such long-term incentives had an approximate grant date value of $1.5 million for 2009. In the event that prior to a change in control Mr. Van Oss’ employment is terminated by the Company without cause or by Mr. Van Oss for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Van Oss will instead be entitled to receive, (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. See “Potential Payments Upon Termination” on page 41 for additional information. The amended employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Van Oss is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

The Company and Mr. Haley amended his employment agreement to reflect, among other things, his new position and compensation arrangements. Mr. Haley’s compensation as Chairman of the Board, which will remain at $865,000 through June 30, 2010, will be reduced to $600,000 for the period July 1, 2010 through June 30, 2011. Mr. Haley will also receive two grants of RSUs (or equivalent value) that will each vest over a three-year period. The first grant of RSUs was made in July 2009 and had an approximate grant date value of $4.0 million. The second grant will be made on or about July 1, 2010 and have an approximate grant date value of $2.6 million. In the event that Mr. Haley’s employment is terminated by the Company without cause or by Mr. Haley for good reason or by reason of Mr. Haley’s death or disability, he will be entitled to receive his unpaid base salary until June 2011. In addition, upon such termination all of Mr. Haley’s stock-based awards will become immediately vested and exercisable for up to 24 months. In the event of Mr. Haley’s retirement, his stock-based awards will become immediately vested and exercisable for up to 36 months. Mr. Haley is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Mr. Heyse’s annual base salary is $325,000, with a target bonus of 50% of his base salary and a bonus opportunity of up to 100% of his base salary, and his bonus for 2009 was guaranteed to be at least $75,000. He also received a one-time sign-on bonus of $50,000, repayable on a pro-rata basis if he terminates his employment without good cause or the Company terminates his employment for good reason within one year of June 15, 2009. Mr. Heyse is also entitled to receive SARs equity grants equal to the number of shares he purchases for long-term investment within the first twelve months of employment (up to the equivalent of three times his annual base salary) at a strike price set at the closing price on the date of purchase on the open market in one or more transactions, not to exceed three trading days. Mr. Heyse will be entitled to receive a severance payment equal to one year’s base salary if he is terminated by the Company without cause or if he terminates his employment for good reason.

During 2007, our Board adopted the WESCO Distribution, Inc. 2007 Severance Plan which provides severance benefits to all eligible employees, not limited to executives. In accordance with the WESCO Distribution, Inc. 2007 Severance Plan, in the event of an involuntary not for cause termination, an eligible employee would receive severance payments of up to 52 weeks of base pay based on the employee’s completed years of service. Under this plan, Mr. Bergdoll would be entitled to benefits in the amount of $14,423. Additionally, in accordance with the agreements governing option, SAR and RSU grants for all employees who have received equity awards, in the event of a change in control, all equity awards would become fully vested for Mr. Bergdoll, and assuming a change in control date of December 31, 2009, would result in compensation for Mr. Bergdoll of $82,766.

Deductibility of Executive Compensation

The Company intends for compensation paid to its executive officers to be within the limits of, or exempt from, the deductibility limits of Section 162(m) of the Internal Revenue Code and expects that all compensation will be deductible. However, the Company reserves the right to pay compensation that is not deductible if it determines that to be in the best interests of the Company and its stockholders. Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s named executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria). For 2009, the payments for the annual incentive awards were designed to satisfy the requirements for deductible compensation. As required under applicable tax laws, the Company generally must obtain shareowner approval every five years of the material terms of the performance goals for qualifying performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully Submitted:

The Compensation Committee

James L. Singleton, Chairman
Sandra Beach Lin
Lynn M. Utter
Kenneth L. Way

DIRECTOR COMPENSATION

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. During 2009, non-employee Directors received an annual retainer of $50,000, payable in shares of our Common Stock or a combination of cash and shares of our Common Stock (of which a maximum of 50% may consist of cash) at each Director’s election. The Chair of our Audit Committee receives an additional fee of $10,000 payable annually. In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

In addition, as of each July 1, each continuing non-employee Director receives an equity grant. For 2009, Directors received a grant of non-qualified SARs and RSUs. The exercise price of the SARs is equal to the fair market value per share of our Common Stock on the date of grant. A non-employee Director’s equity awards granted through 2007 vest on the third anniversary of the date of grant. SARs granted since 2007 vest in one-third increments on the anniversary date of the grant. RSUs granted in 2009 vest on the third anniversary of the date of the grant. If a Director’s Board service ends as a result of a scheduled Board term expiration, then all of the Director’s equity will vest in full. If a Director’s Board service is terminated prior to a normal termination or re-election date, then unvested equity is forfeited. It was determined at the June 19, 2009 meeting of the Executive Committee of the Board to award 6,100 SARs and 675 RSUs to each Director for 2009. The SARs and RSUs awarded July 1, 2009, have a grant price of $25.37, the closing price of our Common Stock on July 1, 2009. The expiration date is July 1, 2019.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service.

In February 2010, the Board approved an increase in the annual retainer amount to $70,000 for 2010. The retainer amount had not been adjusted since 2005. A $20,000 increase had been previously approved by the Board, and such approval was rescinded in 2009 due to economic conditions and cost savings actions.

DIRECTOR COMPENSATION FOR 2009

	Fees Earned
	or Paid
Name	in Cash(1)	Stock Awards(2)(4)	Equity Awards(3)(4)	Total

Beach Lin	$50,000	$17,125	$68,030	$135,155
Miles	$50,000	$17,125	$68,030	$135,155
Morgan	$50,000	$17,125	$68,030	$135,155
Raymund	$50,000	$17,125	$68,030	$135,155
Singleton	$50,000	$17,125	$68,030	$135,155
Tarr	$60,000	$17,125	$68,030	$145,155
Utter	$50,000	$17,125	$68,030	$135,155
Vareschi	$50,000	$17,125	$68,030	$135,155
Way	$50,000	$17,125	$68,030	$135,155

(1)	Represents the amount of the Director’s annual retainer, for which Directors Beach Lin, Miles, Raymund and Singleton each received $25,000 in cash during December 2009. All other Directors deferred their 2009 retainer fees in accordance with the Company’s Deferred Compensation Plan for Non-Employee Directors.

(2)	Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R), of RSUs. On July 1, 2009, each Director was awarded 675 RSUs with a grant date fair value of $25.37 per RSU, which was the closing price of our Common Stock on July 1, 2009. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 2 to our financial statements for the year ended December 31, 2009, which is located on page 38 of our Annual Report on Form 10-K.

(3)	Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R), of SARs. On July 1, 2009, each Director was awarded 6,100 SARs with a grant date Black Scholes value of $11.15 per SAR and an exercise price of $25.37, the closing price of our Common Stock on July 1, 2009. These SAR awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 2 to our financial statements for the year ended December 31, 2009, which is located on page 38 of our Annual Report on Form 10-K.

(4)	All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table on page 28 for more information regarding the equity awards held by Directors as of December 31, 2009.

DIRECTOR OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Market
		Underlying	Underlying			Number of	Value of
		Unexercised	Unexercised			Shares of	Shares of
		Equity	Equity			Stock That	Stock That
	Grant	Awards	Awards	Exercise	Expiration	Have Not	Have Not
Name	Date(1)(2)	Exercisable	Un-exercisable	Price	Date	Vested	Vested

Beach Lin	7/01/2004	5,000	—	$17.90	7/01/2014	—	—
	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	2,333	1,167	$60.45	7/01/2017	—	—
	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		16,833	11,267			675	$18,232
Miles	7/01/2004	5,000	—	$17.90	7/01/2014	—	—
	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	2,333	1,167	$60.45	7/01/2017	—	—
	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		16,833	11,267			675	$18,232
Morgan	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		2,000	10,100			675	$18,232
Raymund	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	2,333	1,167	$60.45	7/01/2017	—	—
	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		6,833	11,267			675	$18,232
Singleton	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	2,333	1,167	$60.45	7/01/2017	—	—
	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		6,833	11,267			675	$18,232
Tarr	7/01/2004	5,000	—	$17.90	7/01/2014	—	—
	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	2,333	1,167	$60.45	7/01/2017	—	—
	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		16,833	11,267			675	$18,232
Utter	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	2,333	1,167	$60.45	7/01/2017	—	—
	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		6,833	11,267			675	$18,232
Vareschi	7/01/2003	5,000	—	$6.75	7/01/2013	—	—
	7/01/2004	5,000	—	$17.90	7/01/2014	—	—
	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	2,333	1,167	$60.45	7/01/2017	—	—
	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		21,833	11,267			675	$18,232
Way	7/01/2004	5,000	—	$17.90	7/01/2014	—	—
	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	2,333	1,167	$60.45	7/01/2017	—	—
	7/01/2008	2,000	4,000	$40.04	7/01/2018	—	—
	7/01/2009	—	6,100	$25.37	7/01/2019	675	$18,232
Total:		16,833	11,267			675	$18,232

(1)	Grants beginning July 1, 2009, are SARs and RSUs. Grants from July 1, 2005 to July 1, 2008 are SARs. Grants prior to July 1, 2005 are stock options.

(2)	All SAR awards in the time period of 2004 to 2006 to non-employee Directors cliff vest on the third anniversary of the date of grant and expire ten years from the grant date. 2007, 2008 and 2009 SAR awards to non-employee Directors vest in one-third increments on the anniversary date of the grant and expire ten years from the grant date. 2009 RSU awards cliff vest in on July 1, 2012.

SUMMARY COMPENSATION TABLE

					Non-Equity
Name and Principal				Equity	Incentive Plan	All Other
Position	Year		Salary	Awards(1)(2)	Compensation(3)	Compensation(4)	Total

Roy W. Haley,	2009	(5)	$815,098	$4,000,000	$0	$65,035	$4,880,133
Chairman of the Board	2008		$854,167	$2,736,160	$775,000	$81,455	$4,446,782
	2007		$800,000	$2,766,540	$960,000	$218,994	$4,745,534
John J. Engel,	2009	(5)	$591,828	$2,100,000	$450,000	$48,809	$3,190,637
President and CEO	2008		$528,333	$1,026,060	$260,000	$40,307	$1,854,700
	2007		$495,000	$1,037,453	$300,000	$76,240	$1,908,693
Stephen A. Van Oss, COO	2009	(5)	$534,136	$1,500,000	$325,000	$39,143	$2,398,276
	2008		$528,333	$1,026,060	$260,000	$48,568	$1,862,961
	2007		$495,000	$1,037,453	$300,000	$99,353	$1,931,806
Richard P. Heyse, CFO	2009	(5)	$164,792	$133,909	$100,000	$123,860	$522,561
Andrew J. Bergdoll	2009	(5)	$235,578	$250,137	$110,000	$21,931	$617,646
Vice President,	2008		$250,000	$164,170	$120,000	$130,302	$664,472
Operations

(1)	Equity awards granted in 2009 are SARs and RSUs. Equity awards granted in 2007 and 2008 are SARs.

(2)	Represents aggregate grant date fair value at the time of the award, in accordance with FASB ASC Topic 718 (formerly FAS 123R). These equity awards are subject to time-based vesting criteria. The estimate of forfeitures related to service-based vesting requirements has been disregarded for purposes of this valuation. The assumptions used in calculating these amounts are set forth on page 38 of our financial statements for the year ended December 31, 2009 and Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)	2009: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2009, but approved and paid in year 2010. See page 18 for a description of our annual incentive plan. Under the terms of Mr. Haley’s 2009 Employment Agreement, he will not be eligible for an annual cash incentive during his employment term.

2008: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2008, but approved and paid in year 2009. See page 18 for a description of our annual incentive plan.

2007: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2007, but approved and paid in year 2008.

(4)	See the All Other Compensation table on page 30 for additional information.

(5)	Amounts shown are less than the individual’s stated base salary because during 2009 the Company had a cost-savings program of mandatory unpaid leaves of absence in which individuals took a week’s leave of absence in the second, third and fourth quarters without pay. In addition, Mr. Heyse’s amount is less than his stated annual base salary because he joined the Company in June 2009.

ALL OTHER COMPENSATION

The following table describes each component of the All Other Compensation in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments which are also presented and discussed there.

					Payments Relating
					to Employee
		Other	Auto	Tax	Retirement
NEO	Year	Benefits(1)	Allowance(2)	Payments(3)	Savings Programs(4)	Total

Haley	2009	$9,049	$12,000	$3,998	$39,988	$65,035
	2008	$8,930	$12,000	$4,000	$56,525	$81,455
	2007	$6,128	$12,000	$2,467	$198,399	$218,994
Engel	2009	$11,791	$12,000	$5,589	$19,429	$48,809
	2008	$1,200	$12,000	$157	$26,950	$40,307
	2007	$1,300	$12,000	$186	$62,754	$76,240
Van Oss	2009	$5,926	$12,000	$2,100	$19,117	$39,143
	2008	$7,209	$12,000	$2,409	$26,950	$48,568
	2007	$6,884	$12,000	$2,242	$78,227	$99,353
Heyse	2009	$70,962	$6,500	$46,195	$203	$123,860
Bergdoll	2009	$0	$12,000	$0	$9,931	$21,931
	2008	$83,411	$12,000	$32,791	$2,100	$130,302

(1)	This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. Benefits provided to the NEOs included relocation (for Mr. Heyse and Mr. Bergdoll), club dues, Company-paid travel for the spouses of certain executives and payment of benefits contributions during mandatory unpaid leave of absences. The 2009 amount for Mr. Engel includes $11,640 for club dues. The 2009 amount for Mr. Heyse includes relocation payments of $70,886. The entire 2008 amount for Mr. Bergdoll represents relocation payments.

(2)	Represents a $1,000 monthly automobile allowance for all NEOs.

(3)	Represents “Gross-Up Payments” to the NEOs for taxes on reportable income resulting from Company-paid benefits including relocation (for Mr. Heyse and Mr. Bergdoll), club dues and spousal travel expenses.

(4)	The Retirement Savings Program includes both the Retirement Savings Plan, a 401(k) plan and the Deferred Compensation Plan, a non-qualified plan. Company contributions to the retirement savings programs include matching contributions and discretionary contributions. The table below breaks down the Company contribution by plan and contribution type. Company matching contributions are capped at 50% of participant deferrals, not to exceed 3% of compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. Similarly, discretionary contributions are made to the 401(k) plan up to maximum limits established by the IRS, with the excess contributed to the deferred compensation plan. Company discretionary contribution to the 401(k) Plan and the Deferred Compensation Plan reflect amounts earned based on results for 2006, 2007 and 2008, but paid in 2007, 2008 and 2009, where applicable.

					Company
			Company Matching	Company	Discretionary
		Company Matching	Contribution to	Discretionary	Contribution to
		Contribution to	Deferred	Contribution to	Deferred
NEO	Year	401k Plan	Compensation Plan	401k Plan	Compensation Plan	Total

Haley	2009	$2,919	$34,969	$2,100	$0	$39,988
	2008	$2,700	$51,725	$2,100	$0	$56,525
	2007	$2,700	$75,300	$10,500	$109,899	$198,399
Engel	2009	$4,046	$13,283	$2,100	$0	$19,429
	2008	$6,750	$18,100	$2,100	$0	$26,950
	2007	$6,600	$25,500	$6,300	$24,354	$62,754
Van Oss	2009	$5,884	$11,133	$2,100	$0	$19,117
	2008	$6,514	$18,336	$2,100	$0	$26,950
	2007	$6,600	$25,500	$10,500	$35,627	$78,227
Heyse	2009	$203	$0	$0	$0	$203
Bergdoll	2009	$6,900	$931	$2,100	$0	$9,931
	2008	$0	$0	$2,100	$0	$2,100

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the non-qualified deferred compensation of the named executives in 2009.

		Executive	Company	Aggregate	Aggregate	Aggregate
		Contribution	Contributions	Earnings	Withdrawals/	Balance
Name	Year	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)(5)

Haley	2009	$159,010	$34,969	$774,188	$0	$2,809,357
Engel	2009	$51,110	$13,283	$66,485	$0	$357,080
Van Oss	2009	$317,654	$11,133	$392,368	$0	$1,916,242
Heyse	2009	$0	$0	$0	$0	$0
Bergdoll	2009	$35,558	$931	$6,309	$0	$42,798

(1)	Reflects participation by the NEOs in the Deferred Compensation Plan during 2009, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Compensation Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency.

(2)	All amounts in this column are Company matching contributions to the Deferred Compensation Plan. The Company did not make any discretionary contributions to the accounts of the NEOs for 2009. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation table on page 29.

(3)	Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the Company’s 401(k) Retirement Savings Plan and notably do not include Company stock. See footnote 5 and the related All Funds Performance table.

(4)	Based upon years of service to the Company, Mr. Haley, Mr. Engel, and Mr. Van Oss are each fully vested in the aggregate balance of their respective accounts at last year-end. Mr. Bergdoll is fully vested in $42,420 of his aggregate balance at last year-end.

(5)	The funds currently chosen are Haley: American Funds Amcap and RAFI Enhanced Large Company; Van Oss: MFS Value Fund, Alger Midcap Growth Institutional, RVS Mid Cap Value, Thornburg International Value, American Funds Balanced, Loomis Sayles Investment Grade Bond and Stable Value; Engel: Thornburg International Value, Alger Midcap Growth Institutional, American Funds Amcap, MFS Value Fund, and Stable Value; and Bergdoll: Loomis Sayles Investment Grade Bond. The performance of selected funds is illustrated in the All Funds Performance table below. Mr. Heyse does not participate in the Deferred Compensation Program. For 2009, the registrant contributions are solely matched deferrals as the Company did not provide a discretionary contribution in the Non-Qualified Deferred Compensation Plan.

ALL FUNDS PERFORMANCE

		Annualized Returns(1)
		1	3	5	10	Since
Fund Name(2)	Ticker Symbol	Year	Year	Year	Year	Inception

Bench Mark
Amcap Fund (Class R-4)	RAFEX	39.30%	(2.29)%	1.59%	N/A	3.37%
Growth Fund	Russell 1000 Growth TR USD	37.21%	(1.89)%	1.63%	(3.99)%	N/A
MFS Value Fund (Class A)	MEIAX	20.48%	(4.51)%	2.22%	5.13%	N/A
Large Company Stock Fund	Russell 1000 Value TR USD	19.69%	(8.96)%	0.25%	2.47%	N/A
RAFI Enhanced Large Company		26.02%	N/A	N/A	N/A	(9.21)%
Other
Alger Midcap Growth Institutional	ALMRX	51.40%	(5.63)%	(0.31)%	2.52%	N/A
Equity Fund	Russell Mid Cap Growth TRUSD	46.29%	(3.18)%	2.40%	(0.52)%	N/A
Columbia Acorn Fund (Class A)	LACAX	39.26%	(2.87)%	3.35%	N/A	7.93%
Equity Fund	Russell Mid Cap Growth TRUSD	46.29%	(3.18)%	2.40%	(0.52)%	N/A
RVS Mid Cap Value Fund Class R4	RMCVX	39.93%	(4.85)%	3.35%	N/A	7.78%
Equity Fund	Russell Mid Cap Value TR USD	34.21%	(6.62)%	1.98%	7.58%	N/A
Thornburg International Value (R5)	TIVRX	31.90%	(0.49)%	N/A	N/A	8.52%
Foreign Large Blend	MSCI EAFE NRSUD	31.78%	(6.04)%	3.54%	1.17%	N/A
American Balanced Fund (Class A)	ABALX	21.08%	(1.40)%	2.02%	5.68%	N/A
Balanced Fund	Morningstar Moderate Target Risk	22.49%	1.17%	4.54%	4.68%	N/A
Loomis Sayles Invest Grade Bond (Y)	LSIIX	27.27%	7.42%	6.51%	8.92%	N/A
	BarCap US Agg
Bond Fund	Bond TR USD	5.93%	6.04%	4.97%	6.33%	N/A
Stable Value Fund		4.93%	N/A	N/A	N/A	5.06%
Other

(1)	As of December 31, 2009.

(2)	Investment fund options for deferred compensation are a subset of the fund options that are available to all employees having 401(k) accounts.

GRANTS OF PLAN-BASED AWARDS FOR 2009

					All Other
				All Other Option	Stock
		Estimated Possible		Awards:	Awards:		Grant
		Payouts Under Non-Equity		Number of	Number of	Exercise or	Date Fair
		Incentive Plan		Securities	Securities	Base	Value of
		Awards(1)		Underlying	Underlying	Price of Option	Stock and
	Grant	Target	Maximum	Options	Options	Awards	Option Awards
Name	Date	($)	($)	(2)	(3)	($/SH)	(4)

Haley(5)	7/01/09	—	—	—	157,677	$25.37(6)	$4,000,000
		$0	$0	—	—	—	—
Engel	7/01/09	—	—	150,673	16,555	$25.37(6)	$2,100,000
		$420,000	$840,000	—	—	—	—
Van Oss	7/01/09	—	—	107,623	11,825	$25.37(6)	$1,500,000
		$338,334	$676,667	—	—	—	—
Heyse	10/28/09	—	—	12,000	—	$25.69(7)	$133,920
		$88,021	$176,042	—	—	—	—
Bergdoll	7/01/09	—	—	17,940	1,975	$25.37(6)	$250,137
		$125,000	$250,000	—	—	—	—

(1)	Represents possible annual incentive cash awards that could have been earned in 2009 at “target” and “maximum” levels of performance. There were not “threshold” amounts. Amounts actually received by the NEOs under the annual incentive plans for 2009 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 29. For further information about the annual incentive plans, please see the related discussion beginning on page 18.

(2)	Represents the number of SARs granted in 2009 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments annually on the anniversary date.

(3)	Represents the number of RSUs granted in 2009 to the NEOs. The RSUs will cliff vest on the anniversary date in 2012.

(4)	Represents the full grant date fair value of SARs and RSUs under ASC Topic 718 (formerly FAS 123R) granted to the NEOs. For additional information on the valuation assumptions, refer to Note 13 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009.

(5)	Under the terms of Mr. Haley’s amended and restated employment agreement, he is not eligible for an annual cash incentive during his employment term.

(6)	Represents the exercise price for the SARs and RSUs granted, which was the closing price of our Company stock on July 1, 2009, in accordance with Compensation Committee action on June 19, 2009.

(7)	Represents the exercise price for the SARs granted, which was the closing price of our Company stock on the October 28, 2009 grant date.

OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Market
		Underlying	Underlying			Number of	Value of
		Unexercised	Unexercised			Shares of	Shares of
		Equity	Equity			Stock That	Stock That
	Grant	Awards	Awards	Exercise	Expiration	Have Not	Have Not
Name	Date(1)(2)	Exercisable	Un-exercisable	Price	Date	Vested	Vested

Haley	8/22/2003	100,000	—	$5.90	8/22/2013	—	—
	9/29/2004	200,000	—	$24.02	9/29/2014	—	—
	7/01/2005	200,000	—	$31.65	7/01/2015	—	—
	7/01/2006	100,000	—	$69.00	7/01/2016	—	—
	7/01/2007	80,000	40,000	$60.45	7/01/2017	—	—
	7/01/2008	66,667	133,333	$40.04	7/01/2018	—	—
	7/01/2009	—	—	$25.37	7/01/2019	157,677	$4,258,856
Total:		746,667	313,333			157,677	$4,258,856
Engel	7/14/2004	100,000	—	$16.82	7/14/2014	—	—
	7/14/2004	100,000	—	$16.82	7/14/2014	—	—
	7/01/2005	75,000	—	$31.65	7/01/2015	—	—
	7/01/2006	37,500	—	$69.00	7/01/2016	—	—
	7/01/2007	30,000	15,000	$60.45	7/01/2017	—	—
	7/01/2008	25,000	50,000	$40.04	7/01/2018	—	—
	7/01/2009	—	150,673	$25.37	7/01/2019	16,555	$447,151
Total:		367,500	215,673			16,555	$447,151
Van Oss	12/21/2001	50,000	—	$4.50	12/21/2011	—	—
	8/22/2003	70,000	—	$5.90	8/22/2013	—	—
	9/29/2004	70,000	—	$24.02	9/29/2014	—	—
	7/01/2005	75,000	—	$31.65	7/01/2015	—	—
	7/01/2006	37,500	—	$69.00	7/01/2016	—	—
	7/01/2007	30,000	15,000	$60.45	7/01/2017	—	—
	7/01/2008	25,000	50,000	$40.04	7/01/2018	—	—
	7/01/2009	—	107,623	$25.37	7/01/2019	11,825	$319,393
Total:		357,500	172,623			11,825	$319,393
Heyse	10/28/2009	—	12,000	$25.69	10/28/2019	—	—
Total:		—	12,000			—	—
Bergdoll	7/01/2007	2,000	1,000	$60.45	7/01/2017	—	—
	11/12/2007	3,000	1,500	$43.17	11/29/2017	—	—
	12/26/2007	6,533	3,267	$40.31	3/18/2018	—	—
	7/01/2008	4,000	8,000	$40.04	7/01/2018	—	—
	7/01/2009	—	17,940	$25.37	7/01/2019	1,975	$53,345
Total:		15,533	31,707			1,975	$53,345

EQUITY AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule

07/01/2007	Stock Options: Time-based vesting in 1/3 increments on July 1, 2008; July 1, 2009; and July 1, 2010.
11/12/2007	Stock Options: Time-based vesting in 1/3 increments on November 12, 2008; December 26, 2009; and December 26, 2010.
12/26/2007	Stock Options: Time-based vesting in 1/3 increments on December 26, 2008; December 26, 2009; and December 26, 2010.
07/01/2008	Stock Options: Time-based vesting in 1/3 increments on July 1, 2009; July 1, 2010; and July 1, 2011.
07/01/2009	SARs: Time-based vesting in 1/3 increments on July 1, 2010; July 1, 2011; and July 1, 2012. RSUs: Cliff vest on July 1, 2012.
10/28/2009	SARs: Time-based vesting in 1/3 increments on October 28, 2010; October 28, 2011; and October 28, 2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(2)

Haley	—	—
Engel	—	—
Van Oss(1)	50,000	$915,081
Heyse	—	—
Bergdoll	—	—

(1)	Computed by multiplying the number of shares of our common stock acquired upon exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price of the options.

(2)	All amounts in this column are before any applicable taxes.

POTENTIAL PAYMENTS UPON TERMINATION: HALEY

Each of the following potential scenarios represents circumstances under which the Mr. Haley’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Haley in each scenario is provided. In each case, the date of the triggering event is assumed to be December 31, 2009. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Haley upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009.

“Cause” means (a) a material breach of the employment agreement by Mr. Haley; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) a material breach of any manual or written policy, code or procedure of the Company.

“Good Reason” means (a) a reduction in Mr. Haley’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; or (b) any material reduction in Mr. Haley’s authority, duties or responsibilities.

		Involuntary
		Not For
Executive Benefits		Cause or For
and Payments Upon		Good Reason
Termination	Retirement(1)	Termination(2)	Death(3)	Disability(4)

Compensation:
Base Salary	$0	$1,297,500	$1,297,500	$1,297,500
Accelerated Options & SARs(5)	$0	$0	$0	$0
Accelerated RSUs(6)	$6,858,586	$6,858,586	$6,858,586	$6,858,586
Benefits and Perquisites:
Medical Benefits	$9,260	$9,260	$0	$9,260
Total:	$6,867,846	$8,165,346	$8,156,086	$8,165,346

(1)	Retirement means expiration of the employment term in accordance with the agreement or termination by mutual written agreement prior to the end of the term.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Acceleration of granting and immediate vesting of July 2010 RSU award if the date of retirement precedes July 2010.

• Family coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

• Monthly base salary continuation through June 30, 2011.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Acceleration of granting and immediate vesting of July 2010 RSU award if the date of termination precedes July 2010.

• Family coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

• Monthly base salary continuation through June 30, 2011.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Acceleration of granting and immediate vesting of July 2010 RSU award if the date of termination precedes July 2010.

(4)	Disability

• Monthly base salary continuation through June 30, 2011.

• Family coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

• Both base salary continuation and welfare benefits above to be offset by any payments under company paid disability plans.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Acceleration of granting and immediate vesting of July 2010 RSU award if the date of termination precedes July 2010.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2009 was $27.01. Because the market price is below the exercise price of all outstanding and unvested options, there is no intrinsic value related to an accelerated vesting.

(6)	Represents the closing stock price on December 31, 2009 multiplied by the number of RSUs.

POTENTIAL PAYMENTS UPON TERMINATION: ENGEL

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2009. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, authority, duties or responsibilities.

		Involuntary
		Not for Cause
Executive Benefits	Termination	or For Good
and Payments Upon	After Change	Reason
Termination	in Control(1)	Termination(2)	Death(3)	Disability(4)

Compensation:
Base Salary and Incentive	$3,350,000	$2,175,000	$450,000	$0
Accelerated Options & SARs(5)	$247,104	$247,104	$247,104	$247,104
Accelerated RSUs(6)	$447,151	$447,151	$447,151	$447,151
Benefits and Perquisites:
Medical Benefits	$9,260	$9,260	$0	$0
280G Tax Gross-Up	$1,412,916
Total:	$5,466,431	$2,878,515	$1,144,254	$694,255

(1)	Termination after Change in Control

Mr. Engel’s Change in Control benefits are double-triggered, meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Engel’s employment is terminated within two years following a Change in Control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:

• Two times annual base salary.

• Two times the annual target bonus opportunity.

• Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

• Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Mr. Engel’s and Mr. Van Oss’ employment agreements include these provisions because they were based on pre-existing agreements that were amended to implement the succession plan described on page 18. These agreements were intended to maintain continuity of leadership by these two key executives. Terms of employment with new executives do not include such provisions, nor does Mr. Haley’s employment agreement.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

• Monthly base salary continuation for 24 months.

• An amount equal to the executive’s annual target bonus opportunity.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

• Any accrued and earned but unpaid bonus.

• Full vesting of outstanding stock options, SARs, and RSUs.

(4)	Disability

• Full vesting of outstanding stock options, SARs, and RSUs.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2009 was $27.01. The amount shown is the excess, if any, of the December 31, 2009 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2009 multiplied by the number of RSUs.

POTENTIAL PAYMENTS UPON TERMINATION: VAN OSS

Each of the following potential scenarios represents circumstances under which Mr. Van Oss’ employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Van Oss in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2009. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Van Oss upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009.

“Cause” means (a) a material breach of the employment agreement by Mr. Van Oss; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) a material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Van Oss’ base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Van Oss’ primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Van Oss’ offices, authority, duties or responsibilities.

		Involuntary
		Not for Cause
Executive Benefits	Termination	or For Good
and Payments Upon	After Change	Reason
Termination	in Control(1)	Termination(2)	Death(3)	Disability(4)

Compensation:
Base Salary and Incentive	$2,485,000	$1,680,000	$325,000	$0
Accelerated Options & SARs(5)	$176,502	$176,502	$176,502	$176,502
Accelerated RSUs(6)	$319,393	$319,393	$319,393	$319,393
Benefits and Perquisites:
Medical Benefits	$9,260	$9,260	$0	$0
280G Tax Gross-Up	$0
Total:	$2,990,155	$2,185,155	$820,895	$495,895

(1)	Termination after Change in Control

Mr. Van Oss’ Change in Control benefits are double-triggered, meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Van Oss’ employment is terminated within two years following a Change in Control without Cause or by Mr. Van Oss for Good Reason, in which case Mr. Van Oss will be entitled to receive:

• Two times annual base salary.

• Two times the annual target bonus opportunity.

• Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

• Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Mr. Van Oss’ and Mr. Engel’s employment agreements include these provisions because they were based on pre-existing agreements that were amended to implement the succession plan described on page 18. These agreements were intended to maintain continuity of leadership by these two key executives. Terms of employment with new executives do not include such provisions, nor does Mr. Haley’s employment agreement.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

• Monthly base salary continuation for 24 months.

• An amount equal to the executive’s annual target bonus opportunity.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

• Any accrued and earned but unpaid bonus.

• Full vesting of outstanding stock options, SARs, and RSUs.

(4)	Disability

• Full vesting of outstanding stock options, SARs, and RSUs.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2009 was $27.01. The amount shown is the excess, if any, of the December 31, 2009 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2009 multiplied by the number of RSUs.

POTENTIAL PAYMENTS UPON TERMINATION: HEYSE

Each of the following potential scenarios represents circumstances under which Mr. Heyse’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Heyse in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2009. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Heyse upon separation from the Company is governed by a term sheet dated May 21, 2009.

“Cause” means (a) engaging in a felony or willful misconduct which is in the good faith judgment of the Board materially injurious to the company, its customers, employees, suppliers or shareholders; (b) willful failure to materially perform duties that continues after written notice; (c) material breach of any manual or written policy, code or procedure of the company; or (d) failure to establish permanent residence in the Pittsburgh area.

“Good Reason” means (a) reduction in base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) relocation of the primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect the executive’s role in the organization.

Involuntary
Not for Cause
Executive Benefits	or Good
and Payments Upon	Reason
Termination	Termination(1)

Compensation:
Base Salary and Incentive	$425,000
Accelerated SARs(2)	$15,840
Benefits and Perquisites:
Medical Benefits	$4,630
Total:	$445,470

(1)	Involuntary Not for Cause or Executive for Good Reason Termination

• Payment equal to one-year’s base salary.

• Prorated annual incentive payment for portion of year worked.

• Full vesting of SARs granted in accordance with purchase of WESCO stock.

• Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2009 was $27.01. The amount shown is the excess, if any, of the December 31, 2009 closing price over the exercise price multiplied by the number of SARs.

Item 2 —	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our 2010 financial statements.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008 were as follows:

(In thousands)	2009	2008

Audit fees	$1,253	$1,355
Tax fees	$283	$488
Other fees	$2	$2

	$1,538	$1,845

The audit fees for the years ended December 31, 2009 and 2008, were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of our quarterly consolidated financial statements, statutory audits, accounting consultations, review of SEC registration statements, comfort letters, consents and attest services. Audit fees for the year ended December 31, 2009 also include fees related to our convertible debenture exchange offer.

Tax fees for the years ended December 31, 2009 and 2008, were for services related to tax planning and compliance.

Other fees for the years ended December 31, 2009 and 2008, were for license fees related to accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-approval by them of, all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2009 and 2008, all of the audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

Report of the Audit Committee

Management of the Company has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Audit Committee is responsible for reviewing the Company’s financial reporting process.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380).

In addition, the Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.

Respectfully Submitted:

The Audit Committee

Robert J. Tarr, Jr., Chairman
John K. Morgan
Steven A. Raymund
William J. Vareschi

WESCO INTERNATIONAL, INC.

Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219-1122
Phone: 412-454-2200
www.wesco.com

WESCO INTERNATIONAL, INC. 225 WEST STATION SQUARE DRIVE, SUITE 700 PITTSBURGH, PA 15219 ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time Tuesday, May 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, Tuesday, May 18, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23262-P89543	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESCO INTERNATIONAL, INC.		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees listed and “FOR” Proposal 2. Vote on Directors
1.	Election of Class II Directors Nominees for a term expiring in 2013:
01) Sandra Beach Lin 02) Robert J. Tarr, Jr. 03) Stephen A. Van Oss

Vote on Proposal		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the foregoing proposal.

For address changes, please check this box and write them on the back where indicated.		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M23263-P89543

WESCO INTERNATIONAL, INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

May 19, 2010 at 2:00 p.m., Local Time
The undersigned hereby appoints Richard P. Heyse and Diane E. Lazzaris as Proxies, and each of them with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231 on May 19, 2010, at 2:00 p.m., local time, or any adjournment or postponement thereof, upon all maters properly coming before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes:

(If you noted any address changes above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

WESCO INTERNATIONAL, INC.

Meeting Information
Meeting Type:         Annual Meeting
For holders as of:   March 24, 2010
Date:  May 19, 2010   Time:  2:00 p.m. Local Time

Location:	Hyatt Regency Pittsburgh International Airport 1111 Airport Boulevard, Pittsburgh Pennsylvania, 15231
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT              ANNUAL REPORT
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 5, 2010 to facilitate timely delivery.
— How To Vote —
Please Choose One of the Following Voting Methods
Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items

The Board of Directors recommends that you vote FOR the following:

1.	Election of Class II Directors

Nominees for a term expiring in 2013:

01) Sandra Beach Lin 02) Robert J. Tarr, Jr. 03) Stephen A. Van Oss

The Board of Directors recommends you vote FOR the following proposal:

2.	Ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2010.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the foregoing proposal.

Voting Instructions